AGREEMENT FOR PAYMENT FOR CONSULTING SERVICES
	                      (hereinafter, "Agreement")

THIS AGREEMENT is entered into on June 14, 2000, by and among BusinessMall.Com Corporation, a Nevada corporation, (hereinafter, "BusinessMall.Com"), TheYellowPageDirectory.Com., Corp., a Delaware corporation, (hereinafter, "YPD"), and ITS Billing, Inc., a Nevada corporation, (hereinafter, "ITS Billing, Inc.").

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Acknowledgment of Consulting Services.  BusinessMall.Com and YPD hereby acknowledge and agree that ITS Billing, Inc. has, during the previous six (6) months provided BusinessMall.Com and YPD with various consulting services on the possibility of implementing their own billing system, and the various methods of doing so, and that ITS Billing, Inc. is entitled to and has earned fees as compensation for such consulting services, which BusinessMall.Com and YPD have agreed to pay.

2.	Agreement to Issue Stock and Warrants.  At the time of execution of this
Agreement, BusinessMall.Com and YPD shall issue and deliver to ITS Billing, Inc., as full payment for consulting services to BusinessMall.Com which have been fully performed by ITS Billing, Inc., the following:

a.	The Promissory Note in the amount of Thirty Thousand Dollars ($30,000.00), attached hereto as Appendix "1" and incorporated herein by reference
(hereinafter, "the $30,000.00 Promissory Note").

b.	Fifty thousand (50,000) shares of the common stock of BusinessMall.Com, issued in the name of ITS Billing, Inc.; and

c.	Fifty thousand (50,000) common stock purchase warrants (hereinafter,
"Warrant(s)") to purchase fifty thousand (50,000) shares of common stock of BusinessMall.Com.

Each Warrant will have an exercise price of Fifty-Six and Two-Tenths Cents (56.2 per share and shall expire on December 31, 2001. BusinessMall.Com shall make an S-8 filing and take such other actions as are necessary to cause said fifty thousand (50,000) shares of common stock to be immediately registered and immediately free trading and able to be sold on the NASDAQ OTC BB. Upon exercise of such Warrants, BusinessMall.Com shall make an S-8 filing and take such other actions as are necessary to cause the shares of common stock issued pursuant to the Warrant(s) to be immediately registered and immediately free trading and able to be sold on the NASDAQ OTC BB.


3.	Remedies.  BusinessMall.Com and YPD acknowledge that the injury to ITS
Billing, Inc. which would be occasioned by BusinessMall.Com's and YPD's failure to abide by the terms of this Agreement shall not be adequately compensated by monetary damages. BusinessMall.Com and YPD agree that as ITS Billings, Inc.'s remedy at law would be inadequate, ITS Billing, Inc. shall be entitled to seek and obtain specific performance and immediate and permanent injunctive and other equitable relief including but not limited to temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such violation, without the necessity of posting a bond or other security. These remedies of ITS Billing, Inc. are in addition to all other relief set forth in this Agreement, available at law, or available in equity, together with the right to receive attorney's fees and costs of pursuing available remedies and enforcing the terms of this Agreement. BusinessMall.Com and YPD hereby waive, with respect to any future dispute related to this Agreement, any defense based on the argument that ITS Billing, Inc. will not be irreparably harmed or that it has available to it an adequate remedy at law.

4.	Good Faith; Further Assurances. The parties to this Agreement shall in good faith undertake to perform their obligations under this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement.  Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other party hereto in order more effectively to consummate or document the transactions contemplated by this
Agreement.

5.	Survival of Representations, Warranties and Covenants.  All of the
representations, warranties, and covenants contained herein shall survive the execution of this Agreement and the consummation of the transaction contemplated herein. Such execution and consummation shall not be considered to be a waiver of any misrepresentation or breach of warranty or covenant, and each party may exercise any and all rights and remedies as provided for herein.

6.	Waivers.  No waiver by any party of, or consent by  such party to, a variation from, or breach of, or default under any provision of this Agreement shall be effective unless made in a written instrument duly executed on behalf of such party by its duly authorized officer or such individual (as the case may be), and any such waiver or consent shall be limited solely to those rights or conditions expressly so waived or consented to. No failure or delay on the part of any party in exercising any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof, or the exercise of any other right or power under this Agreement. No other actions taken by any party, including, without limitation, any investigation by or on behalf of such party, and no failure to take action, shall be deemed to constitute a waiver or an extension by such party of compliance with any representation, warranty, condition, agreement or indemnification set forth in this Agreement.

7.	Parties Bound.  This Agreement shall be binding upon the successors and assigns of the parties hereto.


8.	Amendments. This provision, and each and every other provision of this agreement may not under any circumstance be modified, changed, amended or provisions hereunder waived verbally, buy may only be modified, changed, amended or provisions hereunder waived by an agreement in writing executed by all parties hereto.

9.	Severability. If fulfillment of any provision of this Agreement or performance of any act contemplated hereby, at the time such fulfillment or performance shall be due, shall exceed the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and, if any clause or provision contained in this agreement or in any document or instrument to be delivered pursuant hereto, operates or would operate to invalidate this Agreement or such document or instrument, in whole or in part, such clause or provision shall be held ineffective, as though not herein or therein contained, and the remainder of this Agreement or such document or instrument shall remain operative and in full force and effect.

10.	Notices.  All notices, requests, demands and other communications hereunder shall be deemed to be fully given only if mailed by United States Certified
Mail, postage prepaid, return receipt requested, addressed as follows:

To Purchaser: 	ITS Billing, Inc.
Attn: Damian Freeman, President
2624 West Grand Reserve Circle
Apt. 727
Clearwater, Florida 33759

To BusinessMall.Com:	BusinessMall.Com, Inc.
Attn: Barry Shevlin, President
601 Cleveland Avenue
Clearwater, Florida 33755

Any party may change its address for notices by written notice to all other parties in accordance with this paragraph.

11.	Interpretation.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against ITS Billing, Inc. or BusinessMall.Com and YPD, and without implying a presumption that the terms hereof shall be more strictly construed against one (1) party by reason of any rule of construction to the effect that a document is to be construed more strictly against the party who personally or through such party's agent prepared the same.


12.	Applicable Law; Arbitration. This Agreement shall be governed and construed under the laws of the State of Florida, not including the choice of law rules thereof.  Except as provided for in this Agreement, or in any instrument executed in connection herewith, including but not limited to any promissory note made in connection herewith, any and all disputes, complaints, controversies, claims and grievances arising under, out of, in connection with, or in any manner related to this Agreement or the relationship of parties hereunder (an "Arbitrable Event") shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration
Association.  Each of the parties hereto expressly waives the right to conduct any discovery in connection with such arbitration proceedings.  In the event of an Arbitrable Event, any party may request that an arbitrator be appointed by the American Arbitration Association, and such matter be arbitrated, within fifteen (15) days of the request of the appointment of such arbitrator.  A decision concerning such matter shall be made and given by the arbitrator within fifteen (15) days after such arbitration.  Notwithstanding said Rules, any arbitration hearing to take place hereunder shall be conducted in Clearwater,
Florida, before one (1) arbitrator who shall be an attorney who has substantial experience in commercial law issues.  Either party may apply to any court of competent jurisdiction for specific performance or injunctive relief or other interim measures: (i) as expressly provided for elsewhere in this Agreement;
(ii) in aid of the arbitration proceedings; or (iii) to enforce the arbitration award, but not otherwise. Any such application to a court shall not be deemed incompatible or a waiver of this section.  The arbitrator shall be required to make written findings of fact and conclusions of law to support its award.  The arbitrator shall award costs and attorney fees to the most prevailing party in any such arbitration.  If any party to the arbitration does not appear at the arbitration at the time and place set for arbitration, the arbitrator shall make his decision based upon the testimony and evidence of the party present, and the non-present party shall waive its right to present evidence or testimony to the arbitrator. In rendering its judgment and award, the arbitrator shall have no power to add or detract from the terms and conditions set forth in this
Agreement, and shall render its award and judgment strictly in accordance with the terms and conditions hereof.  The decision of the arbitrator will be final and binding and the decision shall be entered as a final judgment in any Court of competent jurisdiction.  The Court shall grant summary judgment solely on the basis of the arbitrator's finding of fact and decision.

13.	Heading. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.

14.	Counterparts. This Agreement and all Exhibits, attachments, appendices, and schedules attached hereto, and any other document executed in connection herewith, may be executed in  two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.
Facsimile transmissions and/or photocopies of a signed counterpart of this
Agreement, or any such document shall be considered for all purposes to constitute the delivery of a properly executed original of this Agreement or any such document.

15.	Corporate Authority.  The individual signing below on behalf of
BusinessMall.Com and YPD represents that he has all necessary corporate power and authority to enter into, execute and perform this Agreement for and on behalf of the party for which such person is signing. Such individual, BusinessMall.Com and YPD represent and warrant that said resolutions of the board of directors approving this transaction were duly enacted and remain in full force and effect, and that no further approvals or other corporate action is required, and this Agreement and the obligations contained herein, are the binding obligations of BusinessMall.Com and YPD, enforceable in accordance with their terms.

16.	Consultation With Attorneys.  BusinessMall.Com and YPD hereby acknowledge that BusinessMall.Com and YPD and its Board of Directors have had an opportunity to consult with an attorney to review this Agreement prior to the execution hereof and prior to the approval of such Agreement by said Board of Directors.

IN WITNESS WHEREOF, the parties have executed this agreement the year and date first above written.


ITS BILLING, INC.
By: /s/ Damian T. Freeman
    Damian T. Freeman, President

      "ITS BILLING, INC."



BUSINESSMALL.COM, CORPORATION
By: /s/ Barry L. Shevlin
    Barry L.Shevlin, President

     "BUSINESSMALL.COM"



THEYELLOWPAGEDIRECTORY.COM., CORP.
By: /s/ Barry L. Shevlin
    Barry L. Shevlin, President

          "YPD"